EXHIBIT 99.D
AMENDMENT (the “Amendment”), dated as of October 16, 2008, to the Purchase Agreement, dated as of October 1, 2008 (as modified pursuant to the terms of this Amendment, the “Purchase Agreement”) by and among (i) Cosan Limited, a Bermuda exempted company (the “Company”), having its principal office at Av. Presidente Juscelino Kubitschek 1726, 6th floor, São Paulo, SP, Brazil 04543-000, (ii) GIF Venus, Ltd, a Cayman Islands company, having its principal office at PO Box, 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“GIF”), (iii) Bradseg Fundo de Investimento Multimercado, an investment fund organized in accordance with the laws of the Federative Republic of Brazil (“Brazil”), having its principal office at Cidade de Deus, Prédio Novíssimo, 4th Floor, Osasco, SP, Brazil (“Bradseg” and, together with GIF, the “Purchasers”), and (iv) Rubens Ometto Silveira Mello, a Brazilian individual, with his business office at Av. Presidente Juscelino Kubitschek 1726, 6th floor, São Paulo, SP, Brazil 04543-000 (together with any legal entity under his direct or indirect control, the “Principal Shareholder”). Capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Purchase Agreement.

WHEREAS the Company, the Purchasers and the Principal Shareholder entered into the Purchase Agreement for the sale of Class A Common Stock;

WHEREAS the Company, the Purchasers and the Principal Shareholder wish to amend certain provisions of the Purchase Agreement;

NOW, THEREFORE, it is agreed as follows:

1.  Amendment to Section 3. Section 3 of the Purchase Agreement is hereby amended and restated as follows:

“3. Agreement to Sell and Purchase. (a) On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company hereby agrees: (i)(x) to sell to GIF, and GIF agrees to purchase from the Company, at the purchase price of US$4.50 per share (the “Purchase Price”), 12,666,666 shares of Class A Common Stock (the “Initial Shares”) and (y) to sell to Bradseg, and Bradseg agrees to purchase from the Company, at the Purchase Price, 666,667 shares of Class A Common Stock in the form of BDRs (the “Initial BDRs” and, together with the Initial Shares, the “Initial Securities”) and (ii) (x) to sell to GIF, and GIF agrees to purchase from the Company, at the Purchase Price, 19,000,000 shares of Class A Common Stock (the “Additional Shares”) and (y) to sell to Bradseg, and Bradseg agrees to purchase from the Company, at the Purchase Price, 1,000,000 shares of Class A Common Stock in the form of BDRs (the “Additional BDRs” and, together with the Additional Shares, the “Additional Securities”). The allocation between Additional Shares and Additional BDRs may be modified to the extent agreed to by the Purchasers and the Company.

(b) The aggregate number of Additional Shares and Additional BDRs to be sold by the Company and purchased by GIF and Bradseg, respectively, shall be reduced on a share-for-share basis to the extent that Participating Shareholders (other than the Principal Shareholder) exercise their Preemptive Rights Option in excess of 10,132,378 shares of Class A Common Stock (including Class A Common Stock in the form of BDRs). The actual number of Additional Shares and Additional BDRs to be purchased by GIF and Bradseg, respectively, is subject to the number of Class A Common Stock, including Class A Common Stock in the form of BDRs, subscribed by Participating Shareholders who exercise the Preemptive Rights Option, subject to the preceding sentence.

(c) If the Participating Shareholders (other than the Principal Shareholder) exercise the Preemptive Rights Option on or prior to the Preemptive Rights Option Exercise Date for more than 10,132,378 shares of Class A Common Stock, including Class A Common Stock in the form of BDRs, then the Company will issue the maximum aggregate amount of 54,576,822 shares of Class A Common Stock. If no Participating Shareholder (other than the Principal Shareholder) exercises the Preemptive Rights Option on or prior to the Preemptive Rights Option Exercise Date, then the Company will issue the aggregate amount of 44,444,444 shares of Class A Common Stock.

(d) The shares of Class A Common Stock purchased by GIF in accordance with this Section 3 are referred to herein as the “Class A Shares”, the shares of Class A Common Stock in the form of BDRs purchased by Bradseg in accordance with this Section 3 are referred to herein as the “BDR Shares” and the Class A Shares and BDR Shares are referred to herein collectively as the “Shares.”

2.  Amendment to Section 4. The first paragraph of Section 4 of the Purchase Agreement is hereby amended and restated as follows:

“4. Payment and Delivery. Payment for the Initial Securities shall be made by the Purchasers to the Company in Federal or other funds immediately available in New York City against delivery of such Initial Securities at 10:00 a.m., New York City time, on October 20, 2008 (the “Initial Closing Date”). Payment for the Additional Securities shall be made by the Purchasers to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Securities (such payment and delivery hereinafter referred to as the “Closing”) at 10:00 a.m., New York City time, on October 27, 2008 or at such other time on the same or such other date, not later than November 3, 2008, as shall be agreed by the Company and the Purchasers. The time and date of payment for such Additional Securities are hereinafter referred to as the “Closing Date.”

3. Conditions of Obligations. The Purchasers and the Company hereby irrevocably agree to waive any and all conditions for the issuance and purchase of the Initial Securities on the Initial Closing Date set forth in Sections 5 and 6 of the Purchase Agreement except with respect to clauses (b), (c) (f) and (g) of Section 5 for the Company and clauses (b), (c), (e), (h) and (j) of Section 6 for the Purchasers. The certificates to be delivered pursuant to Section 5(f) and Section 6(e) of the Purchase Agreement on the Initial Closing Date shall certify that the condition set forth in Section 5(c) and Section 6(c), respectively, have been satisfied as of the Initial Closing Date.

If the Participating Shareholders (other than the Principal Shareholder) exercise the Preemptive Rights Option on or prior to the Preemptive Rights Option Exercise Date for 31,132,378 shares of Class A Common Stock, including Class A Common Stock in the form of BDRs, notwithstanding the number of Additional Securities being then reduced to zero, the Company will comply with the conditions set forth in Sections 6(g) and (i) of the Purchase Agreement on the Closing Date.

4.  Amendment to Section 9. Section 9 of the Purchase Agreement is hereby amended and restated as follows:

“9. Subscription of Shares by the Principal Shareholder. The Principal Shareholder shall subscribe to 11,111,111 shares of Class A Common Stock at the Purchase Price (the “Principal Shareholder Shares”).”

5. Full Force and Effect of Purchase Agreement. The Purchase Agreement, except as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. From and after the date of this Amendment all references in the Purchase Agreement to the Purchase Agreement shall be deemed to be a reference to the Purchase Agreement as modified, pursuant to the terms of this Amendment.

6. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7. Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

GIF VENUS, LTD

By:	/s/ Luiz Henrique Fraga
Name: Luiz Henrique Fraga Title: Director

BRADSEG FUNDO DE INVESTIMENTO MULTIMERCADO

By:	/s/ Luiz Henrique Fraga
Name: Luiz Henrique Fraga Title: Director

Agreed to and Accepted by:

COSAN LIMITED

By:	/s/ Rubens Ometto Silveira Mello
Name: Rubens Ometto Silveira Mello Title: Chief Executive Officer

By:	/s/ Paulo Sérgio de Oliveira Diniz
Name: Paulo Sérgio de Oliveira Diniz Title: Chief Financial Office

RUBENS OMETTO SILVEIRA MELLO

By:	/s/ Rubens Ometto Silveira Mello